As filed with the Securities and Exchange Commission on May 3, 2016

Registration No. 333-207805

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Moody National REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland	26-1812865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(713) 977-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett C. Moody
6363 Woodway Drive, Suite 110
Houston, Texas 77057
(713) 977-7500

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Mary E. Smith	Rosemarie A. Thurston
Moody National REIT Sponsor, LLC	Alston & Bird LLP
6363 Woodway Drive,	1201 West Peachtree Street
Suite 110	Atlanta, Georgia 30309
Houston, Texas 77057	(404) 881-7000
(713) 977-7500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-207805) is filed pursuant to Rule 462(d) solely to file an exhibit not previously filed with respect to such Registration Statement and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note, Exhibit 23.1 of Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the related exhibit. The prospectus and the balance of Part II of the Registration Statement are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Financial Statements and Exhibits

(b) Exhibits. The following exhibits are filed as part of this Registration Statement:

Ex.	Description
23.1	Consent of Independent Valuation Advisor

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and the State of Texas on May 3, 2016.

MOODY NATIONAL REIT I, INC.

By:	/s/ Brett C. Moody
Brett C. Moody, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities on May 3, 2016.

Signature	Title
/s/ Brett C. Moody	Chief Executive Officer, President and Chairman of the Board (principal executive officer)
Brett C. Moody

/s/ Robert W. Engel	Treasurer, Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)
Robert W. Engel

*	Director
William H. Armstrong

*	Director
John P. Thompson

*	Director
Charles L. Horn

*By: /s/ Brett C. Moody	Attorney-in-Fact
Brett C. Moody

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of Independent Valuation Advisor